As filed with the Securities and Exchange Commission on May 29, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________
PATRICK INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1057796 (I.R.S. Employer Identification No.)
107 West Franklin Street, P.O. Box 638
Elkhart, IN 46515
(574) 294-7511
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)
___________________

PATRICK INDUSTRIES, INC. 2009 OMNIBUS INCENTIVE PLAN
(Full title of the Plan)
Joshua A. Boone
Executive Vice President-Finance and Chief Financial Officer
107 West Franklin Street, P.O. Box 638
Elkhart, IN 46515
Telephone: (574) 294-7511
(Name, address, including zip code, and telephone number,
including area code, of Registrant's agent for service)

___________________

Copy to:
Heidi Steele McDermott Will & Emery LLP 444 West Lake Street Suite 4000 Chicago, IL 60606 Telephone: (312) 372-2000
___________________
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, without par value (3)	1,000,000	$56.83	$56,825,000	$7,375.89

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which became or may become issuable pursuant to the antidilution provision of the 2009 Omnibus Incentive Plan.

(2)
Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock reported on The Nasdaq Global Market on May 27, 2020.

(3)	Represents additional shares that are available for issuance or distribution under the Registrant’s 2009 Omnibus Incentive Plan, as amended, as approved by the registrant’s stockholders.

REGISTRATION OF ADDITIONAL SECURITIES

INCORPORATION OF EARLIER REGISTRATION STATEMENT BY REFERENCE
Patrick Industries, Inc. (the “Company”) is registering an additional 1,000,000 shares of its common stock for issuance or distribution under the Patrick Industries, Inc. 2009 Omnibus Incentive Plan, as amended (the “Plan”), with the filing of this Registration Statement on Form S-8. The Company’s stockholders approved the addition of these shares to the Plan at the Company’s Annual Meeting of Stockholders held on May 14, 2020.
Pursuant to General Instruction E to Form S-8, the Company hereby incorporates by reference into this Registration Statement the contents of the Form S-8 Registration Statements filed with respect to the Plan on March 30, 2010 (File No. 333-165788), August 22, 2014 (File No. 333-198321), and February 14, 2020 (File No. 333-236454) except to the extent otherwise updated or modified by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 27, 2020;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 29, 2020 filed with the SEC on May 7, 2020.

(c)	The Registrant’s current reports on Form 8-K filed with the SEC on February 26, 2020, March 16, 2020, March 18, 2020, May 8, 2020, May 18, 2020 and May 20, 2020; and

(d)	The description of the Registrant’s Common Stock contained in a Registration Statement on Form 8-A filed with the SEC on April 3, 1996 pursuant to Section 12 of the Exchange Act.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of filing such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant’s Articles of Incorporation provide that it shall indemnify its directors and officers to the fullest extent permitted by the Indiana Business Corporation Law. The Registrant’s By-laws require the company to indemnify its directors and officers and such provisions require it, among other things, (i) to indemnify officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Registrant and, with respect to any criminal action, had no cause to believe their conduct was unlawful; (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified, and (iii) to obtain directors’ and officers’ insurance if available on reasonable terms. The Registrant maintains directors’ and officers’ liability insurance covering all directors and officers of the Registrant against claims arising from the performance of their duties. There is no action or proceeding pending or, to our knowledge, threatened which may result in a claim for indemnification by any director, officer, employee or agent.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

4.1
Indenture (including Form of Note) with respect to the Company's 1.00% Convertible Senior Notes due 2023, dated as of January 22, 2018, between Patrick Industries, Inc. and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to the Company's Form 8-K filed on January 24, 2018 and incorporated herein by reference).

4.2
Indenture, dated as of September 17, 2019, among Patrick Industries, Inc., the guarantors from time to time party thereto and U.S. Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company's Form 8-K filed on September 18, 2019 and incorporated herein by reference).

5.1	Opinion of McDermott Will & Emery LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Crowe LLP.

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).

24.1	Power of Attorney (filed as part of signature page).

Item 9. Undertakings

(a)	The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, State of Indiana, on May 29, 2020.
PATRICK INDUSTRIES, INC.
By: /s/ Andy L. Nemeth
Andy L. Nemeth
President & Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Todd M. Cleveland and Andy L. Nemeth, and each of them (each with full power to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (in each case including, without limitation, any post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as full and to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 29, 2020.

Signature	Title
/s/ Andy L. Nemeth Andy L. Nemeth	President & Chief Executive Officer (Principal Executive Officer) and Director
/s/ Todd M. Cleveland Todd M. Cleveland	Executive Chairman of the Board
/s/ Joshua A. Boone Joshua A. Boone	Executive Vice President of Finance, Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ John A. Forbes John A. Forbes	Director
/s/ Joseph M. Cerulli Joseph M. Cerulli	Director
/s/ Michael A. Kitson Michael A. Kitson	Director
/s/ Pamela R. Klyn Pamela R. Klyn	Director
/s/ Derrick B. Mayes Derrick B. Mayes	Director
/s/ Denis G. Suggs Denis G. Suggs	Director
/s/ M. Scott Welch M. Scott Welch	Director